     (10) (ii)  Employment Agreement between All American Medical and Surgical
                Supply Corp. and Anthony Tepedino dated October 26, 1995.

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, made and entered into this 26th day of October, 1995 by and between ALL AMERICAN MEDICAL & SURGICAL SUPPLY CORP. a New York corporation with its offices at 1242 79th Street, Brooklyn, New York (the "Employer") which term includes any subsidiaries to be formed) and ANTHONY TEPEDINO, residing at 1242 79th Street, Staten Island, New York (the "Employee").

                              W I T N E S S E T H

         WHEREAS, Employer was recently incorporated in New York by its parent, Medicore, Inc. ("Medicore") to engage in the home health care business, and the providing and marketing of home health care products and services (collectively "Services"), initially but not limited to the sales and rental or durable medical equipment and supplies, such as hospital beds, wheelchairs, walkers, canes, electronic monitoring equipment, surgical supplies, ostomy and incontinence products, and other miscellaneous products and services (collectively "Durable Medical Equipment"); and

         WHEREAS, Employee has the experience in purchasing and marketing the Services and Durable Medical Equipment and has the licenses to operate a home health care business which licenses are being transferred to the Employer, and Employee has the administrative skills and expertise to operate such home health care business; and

         WHEREAS, the parties wish to enter into this Agreement whereby Employer shall employ Employee as its President and Employee so desires to be employed under the terms and conditions herein contained.

         NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged and in consideration of the convenants and promises contained herein, the parties, intending to be legally bound hereby, each mutually agree as follows:

         1. EMPLOYMENT. Employer, in consideration of the transfers of the licenses as provided in Section 3 hereof, and based upon the representations of Employee as per Section 2 hereof, hereby employs Employee as its President, his duties to be such as are customarily performed by persons employed in such capacity; provided, in particular, since Employer was recently organized, Employee shall be specifically responsible for all sales and marketing of Services, initially the Durable Medical Equipment ("Marketing"), and Employee shall further be responsible for all administrative aspects of Employer's operations relating to the Services, including, but not limited to purchasing, leasing, operations, hiring, bookkeeping, internal controls, accounting, and other related administrative responsibilities (collectively "Administration"). Employee shall perform his duties under the direction of the Chief Executive Officer of Employer and in conformity with the standards and policies established by the Board of Directors of Employer; and Employee shall not engage in any other business, directly or indirectly, whether competitive or not with the Services of the Employer; and Employee agrees to devote substantially his entire time, attention and efforts to the business of Employer. Employee shall perform such services as may from time to time reasonably be required of him and Employee shall accept such offices, positions, directorships and/or other responsibilities as Employer may determine, without being entitled to receive additional remuneration, except as otherwise provided herein.

         2. REPRESENTATIONS OF EMPLOYEE. Employee hereby represents and warrants that (i) he has five years experience and know-how in the home health care business both in Marketing and Administration; (ii) he has the expertise to establish and develop the operations and business of the Employer; (iii) he is not a party to or the subject of any order or directive of any court or governmental agency, nor subject to any agreement or other arrangement that would restrict or limit him in any manner from acting and performing under the terms of this Agreement; (iv) he has the authority, right and power to enter into and perform under the terms of this Agreement; (v) he, and/or any of his affiliates or associates, are the true and lawful owners and/or have full and complete right, title and interest in and to any and all licenses, permits and similar rights (collectively "Licenses") necessary to operate the home health care business as intended to be operated by and within the Employer and to collect reimbursement, fees and remuneration and other consideration for Marketing such Services from private and governmental payors, including but not limited to Medicare, Medicaid and private insurance and other payors without any restrictions, prohibitions, contingencies, conditions or limitations of any kind.

         3. TRANSFER OF LICENSES. As consideration for Medicore establishing Employer and funding Employer's operations, which funding is to be $100,000, in which material and substantial part was based upon the representations of Employee as per Section 2 of this Agreement, and a substantial part for the transfer of the Licenses, Employee hereby agrees to and shall use its best efforts to immediately transfer all the Licenses necessary for Employer to operate and engage in the home health business and be reimbursed by and from third-party payors, including but not limited to Medicare, Medicaid and private insurance companies, all of which must be transferred into the name of Employer not later than November 30, 1995; and Employer will assist Employee and file all necessary papers and documents and pay appropriate fees to accomplish the transfer of the Licenses to Employer forthwith.

         4. TERM. The term of employment under the provisions of this Agreement shall be for a period of five (5) years and two (2) months effective November 1, 1995 ("Commencement Date") and ending December 31, 2000 (the "Term"), unless terminated sooner pursuant to the express provisions hereof; provided, in the absence of Employer obtaining full, unencumbered title to the Licenses in its name as per Section 3, then this Agreement will be immediately terminated, and null and void, without any obligation of either party to the other.

         5.      REMUNERATION.

         (a) During the Term Employer will compensate Employee for his services based upon the greater of (i) eight (8%) percent of the pre-tax profits (as defined below) of the Employer for each calendar year ending December 31, during which this Agreement is in effect, less any compensation paid to Employee pursuant to subparagraph (ii) of this Section 5(a), up to a maximum per year compensation of $200,000, or (ii) ten (10%) percent commission of Employee's Marketing (which term excludes sales and Marketing of any other person, whether an employee, agent, officer, director, independent contractor of Employer or otherwise). "Pre-tax profits" as used herein shall mean the pre-tax income of Employer prior to deduction for income tax provision as determined by Employer's independent auditor. The pre-tax profit computation shall be made in accordance with generally accepted accounting practices applied on a consistent basis. The pre-tax profits as so determined by the accountants shall be conclusive upon Employer and Employee. Employee shall have the right to examine the Employee's books, records and tax returns.

         During the Term Employer shall provide Employee with a payment of $1,000 per week, ("Weekly Draw") against the commissions to be earned based upon a minimum of Employee generated Marketing of $520,000 per annum (measured on a calendar year basis) ("Minimum Term Commission"). Commissions due Employee shall be paid quarterly within 45 days from the close of the immediately preceding quarter for which commissions are due. Each quarter shall be measured on a calendar quarter basis, provided the first Quarter of 1996 shall include November and December, 1995 (the "1995 Period"). Employer has the right in its sole discretion to adjust any such Employee commissions downward in direct proportion to such quarterly Marketing generated by Employee as such relates to the Minimum Term Commissions which are $130,000 per quarter(1). Such adjustment shall be effected on a quarterly basis for the immediately succeeding quarter, and, if necessary, continued to any subsequent quarter(s) thereafter; and such adjustments shall be on a dollar for dollar basis based upon the difference between Minimum Term Commissions as represented by the Weekly Draw which Employee has already received for that quarter and the Employee generated Marketing for that quarter. All adjustments shall be effected on a pro-rata basis in equal weekly amount reductions against the Employee's future Weekly Draw. Upward adjustments based on Employee generated Commissions in excess of the Minimum Term Commissions for a particular quarter shall likewise be paid by Employer to Employee on a pro-rata basis over the term of the next immediately succeeding quarter.

         (b) It is understood however, that for a period during the Term, which shall be the earlier of one year from January 1, 1996, or up to and upon the hiring of an individual responsible for Administration ("Initiation Period"), the minimum per annum commission will be based on $400,000(2) per annum or thirteen (13%) percent during the Initiation Period ("Minimum Initiation Commission"); provided, however, that once the Minimum Initiation Commission has been earned by the Employee, to wit, the $52,000 in commissions during the Initiation Period, then notwithstanding that it is still the Initiation Period any and all commissions over and above the Minimum Initiation Commission shall be at the rate of 10% as otherwise provided in subparagraph
(a) above. All adjustments and payments shall be as provided for in subparagraph (a) of this Section 5.

---------------

(1) For the fisrt Quarter, 1996 the Minimum Term Commission shall be $173,334 due to inclusion of the 1995 Period, which results in the 1996 per Annum minimum Employee generated Marketing requirement of $563,334.


(2) For the first Quarter, 1996 the Minimum Initiation Commission shall be $133,334 due to the inclusion of the 1995 Period, which results in the 1996 per Annum minimum Employee generated Marketing requirement of $433,334.

         EXAMPLE OF COMPENSATION:

         Assumes 13 weeks per quarter; and assumes that the Initiation Period was 12 months (rather than having personnel hired during that period thereby otherwise earlier terminating the Initiation Period). Employee will have received from Employer at the end of each quarter $13,000 in Weekly Draw.

                                Employee Generated Marketing                Commission(3)         Weekly Draw

         Quarter 1*                     $120,000                                $15,600             $1,000
                  -
         Quarter 2                        75,000                                  9,750              1,200(4)
                                                                                                           -
         Quarter 3                       100,000                                 13,000                750(5)
                                                                                                           -
         Quarter 4                       150,000                                 14,900(6)           1,000
                                        --------                                ------- -
                                        $445,000                                $53,250

______________

*        First Quarter of 1996 includes the 1995 Period.

(3)      13% commission until Minimum Initiation Commission of $52,000 earned
 - during Initiation Period and thereafter, whether during the Initiation Period or thereafter during the Term, the commission will be 10% of Marketing generated by Employee. See Note (1) above.

(4)      Subject to Notes (1) and (2) above, during Quarter 1 Employee received
 - $13,000 Weekly Draw; the Minimum Initiation Commission for the quarter being $13,000 (based on Employee generated Marketing of $100,000 per quarter during the Initiation Period). Therefore, the excess of $2,600 is to be paid pro-rata during Quarter 2 with the Weekly Draw for Quarter 2 of $1,200. If this was not the Initiation Period, then the minimum Marketing generated per quarter would be $130,000 with a Minimum Term Commission of $13,000 per quarter (subject to Note (1) above) and, therefore, the Company would have had the right to adjust the Weekly Draw for the next Quarter downward by an aggregate of $1,000 (10% of $10,000 shortfall) or $76.92 per week, for a pro-rata quarterly reduced Weekly Draw of $923.08.

(5)      Quarter 2 Employee generated Marketing is $25,000 short of the minimum
 - Marketing, Employee having already received $13,000 in Weekly Draw against commission, plus pro-rata additional commission from Quarter 1, and thereby was paid in excess of the Minimum Initiation Commission by $3,250, which amount to be adjusted for the next immediately succeeding quarter (Quarter 3), as indicated in subparagraph (a) of this Section 5, by a pro-rata reduction of such sum from the Weekly Draw during Quarter 3 of $250 per week for a Weekly Draw of $750 for Quarter 3.

         Quarter 3 reflects minimum Employee generated Marketing satisfied; therefore the $13,000 commission earned had already been received by Employee in Weekly Draw which can be reduced, as indicated in Quarter 2 computations, by Employer's adjustment reducing $3,250 of commissions overpaid in Quarter 2.

(6)      Quarter 4 reflects Employee generated Marketing of $150,000.
 - Commission is based upon 13% of the balance of the Minimum Marketing Sales for the Initiation Period which is $105,000 ($295,000 of the $400,000 minimum Marketing already having been met) with the balance of $45,000 of Employee generated Marketing to be paid at 10% commission yielding a commission of $18,150 for Quarter 4. The excess of $5,150 over the Weekly Draw to be paid pro-rata in next quarter's Weekly Draw by an additional $396.15 per week or $1,396.15 for Quarter 5 Weekly Draw.

         (c) Compensation to Employee shall be payable in bi-weekly installments in accordance with the Employer's normal payroll practices including all appropriate and normal deductions for social security and withholding taxes.

         6.      EXPENSES AND PERQUISITES.

         (a) Employee will be entitled to reimbursement, upon presentation of vouchers and/or receipts, for reasonable business expenses incurred by Employee with respect to the performance of his duties in furtherance of Employer's business as otherwise provided in this Agreement.

         (b) Employee is further entitled to receive on an equal and comparable basis, all other perquisites currently provided or to be provided in the future to Employer's executive officers. Such perquisites include executive health and medical insurance plans.

         7. VACATION. Employee shall be entitled each year to three (3) weeks vacation which cannot be carried over to any other period nor shall Employee be compensated for vacation not taken. Employee may take a vacation at his discretion, provided such time is compatible with the vacation, meeting and work schedules of employees of Employer relevant to the responsibilities and duties of Employee. Employee will not take three (3) consecutive weeks of vacation without the approval of the Board of Directors. Employee shall arrange for the continued operation of the business of the Employer and the performances of Employee's duties and responsibilities by a qualified replacement, if necessary, acceptable to Employer, during such times as Employee is absent.

         8. TERMINATION. The Term shall terminate prior to December 31, 2000 upon the happening of any of the following events:

         (a) Automatically and without notice from Employer upon the death of Employee.

         (b) Upon written notice from Employer to Employee in the event that Employee becomes physically or mentally disabled, either totally or partially.

         (c) Upon written notice by Employer on grounds of Employee conviction of a crime, failure to carry out the policies of Employer, persistent absenteeism, felonious act or other dishonest practice, non-performance of his responsibilities and obligations to Employer, breach of the provisions of this Agreement, gross misconduct or neglect, whether by commission or omission, conduct prejudicing or tending to bring himself or the Employer into contempt or disrepute, or any similar cause.

         Upon such termination of employment, Employer shall not be required to pay Employee any severance pay, or any other sum except Employee compensation earned, if any, in accordance with Section 5 of this Agreement, to the date of such termination.

         9.      NON-COMPETITION.

         (a) Employee shall not at any time within a period of one year from the date of termination of his employment hereunder ("Non-Compete Period") if such termination is (i) by expiration of time, (ii) voluntary, or (iii) for cause, which term includes but is not limited to those occurrences as set forth in Section 8 (c) hereof:

                 (i) directly or indirectly, whether as principal, servant, employee, agent or consultant, canvass, solicit or entice or endeavor to entice away from Employer any director, officer or employee of Employer, or

                 (ii) directly or indirectly, whether as principal, servant, employee or agent or in any other capacity whatsoever carry on or be engaged or interested in any business within the states of New York and New Jersey carrying on or engaged in, directly or indirectly, the Services in competition with Employer, competition to mean those Services then provided and marketed to and with customers as that term is used and defined herein, or

                 (iii) directly or indirectly, whether as principal, servant, employee or agent, solicit or seek to obtain for himself or for any person, firm or corporation by whom he is employed or with whom he is associated, the business of, or act as principal, servant, employee or agent for, or directly or indirectly accept any benefit, whether in money or otherwise from any business in connection with the trade or business conducted for any person, firm or corporation, who either at the date of termination of his employment or at any time during the 12 months immediately preceding such termination, is or was a customer of Employer, provided that such restriction applies only with respect to Services provided and marketed within such 12 month period by the Employer for that customer; and provided further

              (A) for the purpose of this clause the expression "customer" shall be deemed to include a prospective customer whose business was the subject of negotiation with Employer at any time within a period of 12 months prior to the termination of Employee, and

              (B) in the event Employee, directly or indirectly, receives any benefit, whether in money or otherwise as aforesaid, at or in respect of any time during said Non-Compete Period he shall, without prejudice to any other rights or remedies available to Employer, be bound forthwith to account for and make payment to Employer in respect of such benefit.

         (b) Each of the foregoing obligations shall be deemed to be separate and severable obligations and each of said obligations shall be construed accordingly.

         (c) While the foregoing restrictions are considered by the parties to be reasonable in all the circumstances, it is agreed that if any of such restrictions shall be held to be void or ineffective for whatever reason but would be held to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

         10.     CONFIDENTIALITY.

         (a) Employee shall not during the Term, except in the proper course of his duties, and shall not at any time and in any circumstances for a period of three years after the termination hereof, divulge to any person whomsoever and shall use his best efforts to prevent the publication or disclosure of any secrets, trade secretes, confidential knowledge or information or any information concerning the business, finances or affairs of Employer or of any of its customers or clients (including without prejudice to the foregoing generality the names and locations of customers, names of persons to contact within customer organizations, specifications of customer needs, specification of Services meeting customer needs, cost and pricing policies, sources of supply of Services and other proprietary information) or any of their dealings or transactions which may have come or may come to his knowledge during or in the course of his employment.

         (b) Employee shall immediately upon termination of his employment for whatever reason deliver up to Employer all price lists, list of customers, correspondence and other documents, papers and property belonging to Employer which may have been prepared by him or may have come into his possession in the course of his employment and shall not retain any copies thereof.

         11. REMEDIES. Employee acknowledges that the remedy at law for any breach of any of the provisions of this Agreement, particularly but not limited to Sections 9 and 10, shall be inadequate; that any such breach will cause irreparable injury to the Employer and/or its shareholders; that the Employer, in addition to any other rights and remedies existing at law or equity, or by statute, or under the terms of this Agreement, shall be entitled to an injunction or restraining order or other equitable relief without the need of posting any bonds with the court where such equitable relief is sought, restraining Employee from doing or continuing to do any such acts or any other violations or threatened violations or omitting to do such acts as are otherwise required in and under this Agreement, particularly but not limited to Sections 9 and 10. Employer shall be entitled to reasonable attorney's fees and other costs it may incur in connection with protecting its rights in the event of a breach of this Agreement, particularly but not limited to Sections 9 and 10.

         12. RESALE OF EMPLOYEE OWNERSHIP. If Employee voluntarily leaves or terminates his relationship with Employer prior to the expiration of the Term, for any reason whatsoever, or prior to the expiration of the Term Employee dies or becomes disabled to the extent that he is unable to perform under this Agreement, or Employee has any bankruptcy, receivership, assignment for the benefit of creditors, or similar proceeding initiated against or involving Employee, whether voluntarily or involuntarily, which proceeding is not dismissed within thirty (30) days of its initiation (collectively for purposes of this Section 12 "Termination"), then Employee's 15% ownership in Employer ("Employee's Shares") which Employee has obtained upon establishment of Employer and in consideration for this Employment Agreement, shall be sold by Employee, or Employee's legal representative as the case may be, to Employer and Employer shall purchase Employee's Shares for One ($1.00) Dollar.
Employee, and if Employee's executor or administrator or other legal representative is involved such person, shall execute and deliver all necessary documents Employer may require to establish its absolute title to the Employee's Shares to be sold to Employer as provided herein.

         Employee agrees that he shall not transfer, gift, pledge, sell, hypothecate, loan, grant any option upon or for said Employee's Shares, nor shall such Employee's Shares be placed or held in any other name alone or jointly with or without Employee, which Employee's Shares shall be held solely in the name of Employee, which shall not pass by descent or distribution or will, and which Employee's Shares will in no way or manner, directly or indirectly, be disposed of or transferred (collectively "Transferred"). Any such act or omission of or by Employee attempting or otherwise causing the Employee's Shares to be so Transferred shall be deemed a breach of this Agreement and a Termination of Employee providing for the immediate and automatic sale of Employee's Shares to Employer.

         Any sale of Employee's Shares shall be promptly accomplished after the event giving rise to such sale, but in no event more than seven (7) days therefrom.

         Employee's Shares are not liquid and there is no open market for such Employee's Shares, and for that reason, among others, Employer will be irreparably damaged if this sale provision is not specifically enforced. Any injunction to so enforce this provision shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which Employer may have.

         The certificate or certificates representing the Employee's Shares shall be endorsed with the following legend:

         "This share certificate is held subject to the terms of an Employment Agreement dated October 26, 1995 made between All American Medical & Surgical Supply Corp. and Anthony Tepedino, a copy of which is on file with the Secretary of the Company."

         Employee, to induce Employer to enter into this Agreement, hereby waives to the extent permitted by law, all rights that he may have by operation of law or otherwise to Transfer the Employee's Shares.

         13. BINDING ON SUCCESSORS. The rights and obligations of the parties hereto shall inure to the benefit and shall be binding upon their successors and assigns.

         14. WAIVER OF BREACH. The waiver by Employer or Employee of a breach by either party of any provision hereof shall not operate or be construed to operate as a waiver by either party of any subsequent breach of any other provision hereof.

         15. SURVIVAL OF PROVISIONS. The provisions of Sections 2, 3, 9 and 10 shall survive termination of employment of this Agreement. If any provision of this Agreement is declared invalid by any court of other competent authority the remaining provisions of this Agreement shall not be affected thereby.

         16. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         17. ASSIGNABILITY. This Agreement and its rights and obligations may not be assigned by Employee. Employer may assign any of its rights and obligations hereunder to a successor or surviving corporation resulting from a merger, consolidation, sale of assets or stock, or other corporate reorganization.

         18. NOTICES. Any notice permitted or required to be given by this Agreement shall be effected, if in writing, and delivered personally or by registered or certified mail, postage pre-paid, return receipt requested, or by overnight mail, Federal Express or similar delivery to each of the parties at:

                      Employer:  All American Medical & Surgical Supply Corp.
                                 1242 79th Street
                                 Brooklyn, New York 11228

                      Copy to:   Lawrence E. Jaffe, Esq.
                                 777 Terrace Avenue
                                 Hasbrouck Heights, New Jersey 07604

                      Employee:  Anthony Tepedino
                                 1242 79th Street
                                 Brooklyn, New York 11228

                      Copy to:   Ralph P. Casella, Esq.
                                 14 First Street
                                 Staten Island, New York 10306

with such other addresses as any party may specify by written notice to the other party similarly given.

         19. DISPUTE. In the event of a dispute concerning either the interpretation or the enforcement of any provision of this Agreement and such dispute is resolved by a court having jurisdiction thereof, then in such event, the prevailing party shall be entitled to receive reimbursement of reasonably attorney's fees and court costs from the non- prevailing party.

         IN WITNESS WHEREOF, Employer has caused this Agreement to be executed in its corporate name by an appropriate officer and its corporate seal to be hereto affixed, and Employee has affixed his signature, all on the date and year first above written.

ATTEST:                                    ALL AMERICAN MEDICAL & SURGICAL
                                           SUPPLY CORP.


/s/ Lawrence E. Jaffe                      By: /s/ Thomas K. Langbein
----------------------------                   -----------------------
Lawrence E. Jaffe, Secretary                   THOMAS K. LANGBEIN,
                                               Chairman of the Board

WITNESS:                                   EMPLOYEE

                                           /s/ Anthony Tepedino
-----------------------                    --------------------
                                           ANTHONY TEPEDINO